For release: Sept. 27, 2018	Contact:

Brian Dingerdissen

Investor Relations

O: 610.645.1191

BJDingerdissen@AquaAmerica.com

Stacey Hajdak

Marketing and Communications

O: 610.520.6309

M: 267.294.1866

SMHajdak@AquaAmerica.com

Dan Schuller to assume role as Aqua America chief financial officer Oct. 1

BRYN MAWR, Pa. – Aqua America Inc. (NYSE: WTR) announced today that Daniel Schuller will assume the role of chief financial officer for the company effective Oct. 1, 2018. Schuller succeeds David Smeltzer, CFO since 1999, who last spring announced plans to retire after a 32-year career with Aqua. Smeltzer will remain employed at the company through his Oct. 31 retirement date to ensure a smooth transition.

Since June of this year, Schuller has been serving as deputy CFO and has been working closely with Smeltzer on knowledge transfer to ensure a seamless changeover. Schuller previously served as Aqua’s executive vice president of strategy and corporate development. In his new role, he will be responsible for all financial operations, including accounting, SEC reporting, financial planning and analysis, tax and treasury.

According to Aqua’s Chairman and CEO Christopher Franklin, the transition marks a crucial and successful milestone in Aqua’s leadership succession plans announced in April.

“Dan brings extensive financial, operational and strategic experience to the CFO role, and he has played a critical role in shaping Aqua’s strategy and growth initiatives during his tenure,” said Franklin. “I have no doubt Dan will be an integral asset to Aqua as we continue our mission of protecting and providing Earth’s most essential resource for our customers and communities, extend our tradition of disciplined expense management and prudent capital investment, and enter our next phase of growth.”

In Schuller’s previous role, which he held since joining the company in 2015, he led the development and execution of Aqua’s strategic initiatives, with an emphasis on growth. Prior to joining Aqua, Schuller spent eight years primarily focused on utilities within J.P. Morgan Asset Management’s infrastructure investments group.

“I am honored to step into this new leadership position and look forward to building on Aqua’s success as an industry leader,” Schuller said. “I am grateful to Dave for his friendship and his many years of dedicated service to our company and our customers. I appreciate his guidance and support during the transition period, and I wish Dave all the best in his retirement. Furthermore, I’m thankful to Chris and our board for their confidence in me.”

Schuller is a graduate of Purdue University where he earned a bachelor of science, master of science and doctorate in civil engineering.

Succeeding Schuller in his former strategy role is Matt Rhodes, who joined the company in June of this year after spending 11 years within the Investment Banking Division at Goldman Sachs. There, he was a managing director with lead coverage responsibility for over 25 regulated electric and gas utility clients.

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

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